Exhibit (g)(2)

AMENDMENT No. 1 TO AMENDED AND RESTATED CUSTODIAN SERVICES AGREEMENT

Amendment to Amended and Restated Custodian Services Agreement (“Amendment”) dated as of February 11, 2004, by and between PFPC Trust Company, a limited purpose trust company incorporated under the laws of Delaware (“PFPC Trust”), and BlackRock Liquidity Funds, a Delaware statutory trust (f/k/a BlackRock Provident Institutional Funds) (the “Fund”).

PFPC Trust and the Fund have agreed to amend the Amended and Restated Custodian Services Agreement between PFPC Trust and the Fund, dated as of February 11, 2004 (the “Custodian Services Agreement”) to clarify that PFPC Trust and sub-custodians that are banks affiliated with PFPC Trust or subsidiaries of such banks (an “Affiliated Sub-custodian”) utilized in connection with carrying out the responsibilities under the Custodian Services Agreement are each granted a first priority security interest in the assets maintained in the Accounts maintained under the Custodian Services Agreement as security for the return and payment of any advances or credits made by the respective entity to such Accounts, but that only PFPC Trust and not any Affiliated Sub-Custodian is granted a right of set-off against the assets maintained in the Accounts maintained under the Custodian Services Agreement to secure the return and payment of any advances or credits made by PFPC Trust to such Accounts.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Custodian Services Agreement and this Amendment, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Each capitalized term used in this Amendment, which is not defined herein, shall have the meaning given to such term in the Custodian Services Agreement.

2. Amendment to Custodian Services Agreement. Section 14 (m) of the Custodian Services Agreement provides for the granting of a first priority security interest in and right of set-off against the assets maintained in the Accounts maintained under the Custodian Services Agreement to secure the return and payment of any advances and credits made to such Accounts. For the avoidance of doubt, the grant to PFPC Trust of the first priority security interest under Section 14 (m) of the Custodian Services Agreement is deemed to be the grant to PFPC Trust and to each Affiliated Sub-Custodian of a first priority security interest in, and the Fund hereby grants to PFPC Trust and to each such Affiliated Sub-Custodian a first priority security interest in the assets maintained in each Account maintained under the Custodian Services Agreement to secure the return and payment of any advance or credit (including charges related thereto) made to such Account by PFPC Trust or by such Affiliated Sub-Custodian. However, the grant to PFPC Trust of a right of set-off under Section 14(m) of the Custodian Services Agreement is not deemed to be the grant to any Affiliated Sub-Custodian of a right of set-off against, and the Fund does not grant to any such Affiliated Sub-Custodian a right of set-off against, the assets maintained in any Account maintained under the Custodian Services Agreement. [Section 14(m) is hereby amended and restated as set forth on the attachment hereto.]

3. Notice of Delegation of Duties to PNC Bank, National Association. The Fund hereby confirms that it has received notice from PFPC Trust, in accordance with Section 14 (c) of the Custodian Services Agreement, that PFPC Trust has entered into a sub-custodian agreement with its affiliate, PNC Bank, National Association (“PNC”), with respect to, inter alia, the making of advances and the issuing of credits to the Accounts (in PNC’s sole discretion) for the benefit of the Fund.

4. Counterparts. This Amendment may be executed in one or more counterparts each of which shall constitute an original agreement, but all of which together shall constitute one and the same agreement.

5. Effective Amendment. Except as hereinabove clarified, modified and amended, the Custodian Services Agreement shall remain unaltered and in full force and effect.

6. Governing Law. This Amendment shall be deemed to be a contract made in, and governed by the laws of, Delaware, without regard to principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

PFPC TRUST COMPANY

By:
Name:
Title:

BLACKROCK LIQUIDITY FUNDS

By:
Name:
Title:

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